Exhibit 10.1

EXECUTION COPY

June 29, 2010

Mr. John R. Chiminski

c/o Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Dear John:

As you are aware, in connection with your employment with PTS Holdings Corp. (together with its successors and assigns, “PTS”) and Catalent Pharma Solutions, Inc. (together with its successors and assigns, “Catalent”) you entered into an employment agreement, dated as of February 23, 2009, as amended from time to time (the “Employment Agreement”), which sets forth the terms and conditions of such employment, including the opportunity to earn an Annual Bonus (as defined in the Employment Agreement) in respect of each full fiscal year during the Employment Term (as defined in the Employment Agreement) and the obligation to purchase shares of common stock of PTS (“PTS Shares”). Section 12(d) of the Employment Agreement provides that the Employment Agreement may not be altered, modified or amended except by written instrument signed by you, PTS and Catalent.

In connection with the obligation under Sections 4(a) and 5(d) of the Employment Agreement to purchase PTS Shares, and in lieu of receiving any Annual Bonus in respect of any fiscal year during the Employment Term commencing with the 2011 fiscal year (any such fiscal year, a “Bonus Year”) solely in the form of cash as is currently provided for pursuant to the terms and conditions of the Employment Agreement, PTS and Catalent have agreed to afford you the opportunity to elect, on an annual basis, prior to the commencement of each applicable Bonus Year (an “RSU Bonus Election”), to receive (I) in respect of the 2011 fiscal year only, (x) fifty percent (50%) of any Annual Bonus in respect of the applicable Bonus Year in the form of cash and (y) the remaining fifty percent (50%) of any Annual Bonus in respect of the applicable Bonus Year (the “ 2011 RSU Value”) in the form of a grant of restricted stock units (“RSUs”) in the form of the award agreement attached hereto as Exhibit A (the “Award Agreement”) and (II) in respect of any fiscal year during the Employment Term commencing with the 2012 fiscal year, (x) up to eighty percent (80%) of any Annual Bonus in respect of the applicable Bonus Year in the form of cash and (y) the remaining portion of any Annual Bonus in respect of the applicable Bonus Year (the “Post-2011 RSU Value”) in the form of a grant of RSUs in the form of the Award Agreement. Any RSUs which you receive pursuant to the immediately preceding sentence, will be granted in accordance with the 2007 PTS Holdings Corp. Stock Incentive Plan, as it may be amended or supplemented from time to time (the “Plan”) and will be subject to the terms and conditions of the applicable Award Agreement, the Plan, the Securityholders Agreement dated as of May 7, 2007 among PTS and the other parties thereto, as it may be amended or supplemented from time to time, and the Management Equity Subscription Agreement dated as of March 17, 2009 between PTS and you, as it may be amended or supplemented from time to time (the “Subscription Agreement”) (and for this purpose the PTS Shares received upon settlement of the RSUs shall be deemed to be “Shares” and not “RSU Shares” (as each term is defined in the Subscription Agreement) under the Subscription Agreement). PTS represents that there will be sufficient PTS Shares under the Plan to satisfy your election hereunder.

In the event you make an RSU Bonus Election with respect to any Annual Bonus in respect of any Bonus Year, the 2011 RSU Value and the applicable Post-2011 RSU Value, if any, will be deemed to satisfy your obligations under (x) Section 4(a) of the Employment Agreement to purchase an additional 150 PTS Shares at a purchase price of $750 per share and (y) Section 5(d) of the Employment Agreement to invest fifty percent (50%) of the after-tax proceeds of any Annual Bonus in respect of the 2011 fiscal year in PTS Shares at a purchase price of $750 per share and, in each case, the 2011 RSU Value and the applicable Post-2011 RSU Value, if any, will count on a dollar for dollar basis against your obligation to invest a maximum of $2,500,000 (such amount, the “Cap”) in PTS Shares; provided that if for a Bonus Year an election results in the 2011 RSU Value or the applicable Post-2011 RSU Value, if any, exceeding the Cap, the amount of the Cap shall be increased such that you will be entitled to receive the RSUs representing such 2011 RSU Value or the applicable Post-2011 RSU Value, if any.

To make the RSU Bonus Election, you must execute the form attached hereto as Exhibit B and return it to the General Counsel of Catalent in no event later than the last day of the fiscal year immediately preceding the applicable Bonus Year (the date such election is actually made, the “Election Date”). If you file such election form in a timely fashion, then on the date the Annual Bonus, if any, is paid, pursuant to the terms and conditions of the Employment Agreement for which you have made such an election (such date, the “Bonus Payment Date”), PTS agrees to grant you, in accordance with the terms of the Plan, a number of RSUs with a value equal to the 2011 RSU Value or the applicable Post-2011 RSU Value, as applicable, based upon the Fair Market Value (as defined in the Plan) of a PTS Share on the Bonus Payment Date, in all cases, subject to the terms of the Award Agreement.

Notwithstanding anything herein to the contrary, if a Change of Control (as defined in the Award Agreement) occurs after the Election Date but prior to the Bonus Payment Date, in lieu of receiving the RSUs under the Award Agreement on the Bonus Payment Date, you may elect, in writing, prior to the consummation of such Change in Control, instead to (x) receive a grant of RSUs (the “Successor RSUs”) from the successor entity in such Change of Control transaction (the “Successor”) with a value equal to the 2011 RSU Value or the applicable Post-2011 RSU Value, as applicable, based upon the fair market value of a share of Successor common stock (such fair market value to be determined in the same manner as under the Plan), which RSUs will be settleable in shares of Successor common stock and will be subject to terms and conditions that are substantially similar to those contained in the Award Agreement (including, for the avoidance of doubt, the same “Settlement Date” (as defined in the Award Agreement) with the “Date of Grant” in such definition being deemed to be the Bonus Payment Date) or (y) have Catalent establish a deferred compensation account (the “Deferred Comp Account”) for you with terms and conditions that are similar, to the extent applicable, to Section 3.7 and Articles 6 and 8 (other than Sections 8.2 and 8.10) of the Catalent Pharma Solutions, LLC Deferred Compensation Plan, as such sections or articles, as applicable, may be amended from time to time (the “DCP”), with a distribution date, which, for the avoidance of doubt, is the same as the Settlement Date, with the Bonus Payment Date as the “Date of Grant” for purposes of such definition), which account has an initial value in an amount equal to the 2011 RSU Value or the applicable Post-2011 RSU Value, as applicable, is fully vested as of the Bonus Payment Date and is treated as Deferred Compensation Credits (as defined in the DCP). The terms of any such

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Successor RSUs or Deferred Comp Account shall be determined in good faith and as mutually agreed upon by you and Catalent and/or the Successor, as applicable. To the extent you make an election as provided for in this paragraph, such election shall be deemed to be an amendment of the relevant election form, in accordance with its terms.

To the extent applicable, this Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly.

This letter agreement (including its Exhibits), upon execution by the parties, hereby serves as an amendment to the Employment Agreement.

Except as expressly set forth above, the Employment Agreement shall remain in full force and effect.

This letter agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without regards to conflicts of laws principles thereof and any dispute hereunder shall be resolved in accordance with Section 12(c) of the Employment Agreement.

This letter agreement may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank.]

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If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

PTS HOLDINGS CORP.

By:	/s/ Samrat S. Khichi
Name:	Samrat S. Khichi
Title:	Senior Vice President,
General Counsel and Secretary

CATALENT PHARMA SOLUTIONS, INC.

By:	/s/ Samrat S. Khichi
Name:	Samrat S. Khichi
Title:	Senior Vice President,
General Counsel and Secretary

Accepted and Agreed

/s/ John R. Chiminski
John R. Chiminski

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EXHIBIT A

2007 PTS HOLDINGS CORP.

STOCK INCENTIVE PLAN

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made effective as of                         , 20         (the “Date of Grant”), by and between PTS Holdings Corp. (together with its successors and assigns, the “Company”) and John R. Chiminski (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Company and its stockholders to grant the Restricted Stock Units (as defined below) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

Section 1. Definitions. Any capitalized terms not otherwise defined herein shall have the same meaning as such terms are defined in the Plan.

(a) “409A Change of Control” means a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, in each case, within the meaning of Section 409A of the Code.

(b) “Catalent” means Catalent Pharma Solutions, Inc. together with its successors and assigns.

(c) “Catalent Board” means the board of directors of Catalent.

(d) “Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of BHP PTS Holdings L.L.C., the Company, PTS Intermediate Holdings LLC or Catalent to any Person or Group (other than Blackstone or its affiliates) or (ii) any Person or Group (other than Blackstone or its affiliates), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting equity of BHP PTS Holdings L.L.C., the Company, PTS Intermediate Holdings LLC or Catalent, including by way of merger, consolidation or otherwise and Blackstone ceases to control the Board, or, if applicable, the Catalent Board or the board of directors of PTS Intermediate Holdings LLC or BHP PTS Holdings L.L.C., as applicable.

(e) “Employment Agreement” means the employment agreement entered into by the Company, Catalent and the Participant, dated February 23, 2009, as it may be amended or supplemented from time to time.

(f) “Plan” means the 2007 PTS Holdings Corp. Stock Incentive Plan, as it may be amended or supplemented from time to time.

(g) “Restricted Stock Unit” means a notional unit representing the unfunded, unsecured right to receive one Share on the Settlement Date.

(h) “Settlement Date” means the earlier to occur of (i) the sixth (6th) anniversary of the Date of Grant, or (ii) the date of a Change of Control which also satisfies the definition of a 409A Change of Control which, for the avoidance of doubt, occurs after the Date of Grant.

(i) “Securityholders Agreement” means the Securityholders Agreement dated as of May 7, 2007 among the Company and the other parties thereto, as it may be amended or supplemented from time to time.

(j) “Subscription Agreement” means the Management Equity Subscription Agreement dated as of March 17, 2009 between the Company and the Participant, as it may be amended or supplemented from time to time.

Section 2. Grant and Vesting of Restricted Stock Units.

(a) Grant. Subject to the terms and conditions of the Plan and the additional terms set forth in this Agreement, the Company hereby grants to the Participant                      Restricted Stock Units, subject to adjustment as set forth in the Plan.

(b) Vesting. The Restricted Stock Units shall be one hundred percent (100%) vested as of the Date of Grant.

Section 3. Settlement of the Restricted Stock Units. On the Settlement Date, the Company shall distribute to the Participant a number of Shares equal to the number of Restricted Stock Units granted hereunder.

Section 4. No Dividend Equivalents. Unless and until the Participant is the record holder of the Shares subject to the Restricted Stock Units, he is not entitled to the payment of any dividends (or dividend equivalents) with respect to the Restricted Stock Units or the Shares subject thereto.

Section 5. Limitation on Obligations. The Company’s obligation with respect to the Restricted Stock Units granted hereunder is limited solely to the delivery to the Participant of Shares on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation, unless as otherwise provided for herein. The Restricted Stock Units granted hereunder shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

Section 6. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

Section 7. Legend on Certificates. The certificates representing the Shares issued following the settlement of the Restricted Stock Units shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 8. Transferability. A Restricted Stock Unit may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary or transfer via will shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of a Restricted Stock Unit to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof. For the avoidance of doubt, upon the Participant’s death, any Restricted Stock Units granted under this Agreement shall be delivered on the Settlement Date to the Participant’s designated beneficiary or beneficiaries or, if no such beneficiary is so designated, to his estate.

Section 9. Withholding. Upon the grant of the Restricted Stock Units, the Company will be required to withhold the FICA and medicare withholding taxes due. In addition, it shall be a condition of the obligation of the Company upon delivery of Shares to the Participant pursuant to Section 3 above that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any Federal, state or local income or other taxes required by law to be withheld with respect to such Shares. The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel, to satisfy the obligations for payment of the minimum amount of any such taxes. The Participant is hereby advised to seek his own tax counsel regarding the taxation of the grant of Restricted Stock Units made hereunder.

Section 10. Adjustments Upon Certain Events. The Committee shall make certain substitutions or adjustments to any Restricted Stock Units subject to this Agreement pursuant to Section 9(a) of the Plan.

Section 11. Securities Laws. Upon the acquisition of any Shares following settlement of a Restricted Stock Unit, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

Section 12. Rights as Stockholder. The Participant shall not have any rights of a stockholder of the Company as a result of the grant of Restricted Stock Units hereunder unless and until the Participant receives Shares pursuant to Section 3 above.

Section 13. Notice. Any notice under this Agreement shall be addressed to the Company in care of its Chief Financial Officer and a copy to the General Counsel, each copy addressed to the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

Section 14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

Section 15. Restricted Stock Units Subject to Plan, Securityholders Agreement and Subscription Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, the Securityholders Agreement and the Subscription Agreement. A Restricted Stock Unit and the Shares received upon settlement of a Restricted Stock Unit are subject to the Plan, the Securityholders Agreement and the Subscription Agreement. Notwithstanding anything in this Agreement or the Subscription Agreement to the contrary, the parties hereto agree and acknowledge that (x) this Agreement, in addition to any other restricted stock unit agreements previously entered into, shall be considered an “RSU Agreement” under the Subscription Agreement, (y) the Restricted Stock Units, in addition to any other restricted stock units previously awarded, shall be considered “RSUs” under the Subscription Agreement, and (z) the Shares received upon settlement of the Restricted Stock Units in accordance with Section 3 hereof shall be deemed to be “Shares” under the Subscription Agreement and not “RSU Shares.” The terms and provisions of the Plan, the Securityholders Agreement and the Subscription Agreement, as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein (except for the definition of “Settlement Date” and Section 19) and a term or provision of the Plan (other than the definition of “Change of Control”), the Securityholders Agreement or the Subscription Agreement, the applicable terms and provisions of the Plan, the Securityholders Agreement or the Subscription Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Securityholders Agreement or the

Subscription Agreement, the applicable terms and provisions of the Securityholders Agreement or the Subscription Agreement, as applicable, will govern and prevail.

Section 16. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall adversely affect the rights of the Participant hereunder without the written consent of the Participant.

Section 17. Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with the Participant in good faith regarding the implementation of the provisions of this Section 18; provided that neither the Company nor any of its employees or representatives shall have any liability to the Participant with respect to thereto.

Section 18. Dispute Resolution. Any controversy, dispute or claim relating to this Agreement shall be settled in accordance with Section 12(c) of the Employment Agreement.

Section 19. No Mitigation/No Offset. The Company’s obligation hereunder shall not be subject to setoff, counterclaim or recoupment.

Section 20. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PTS HOLDINGS CORP.

By:
Name: Title:

PARTICIPANT

EXHIBIT B

ELECTION FORM

(20__ Fiscal Year)

Date___________, 20__

In lieu of receiving any Annual Bonus (as defined in the employment agreement by and between me, PTS Holdings Corp. (“PTS”) and Catalent Pharma Solutions, Inc. (“Catalent”), dated as of February 23, 2009, as amended from time to time (the “Employment Agreement”) in respect of the 20__ fiscal year solely in cash pursuant to the terms and conditions of the Employment Agreement, in accordance with the terms of that certain letter agreement by and between me, PTS and Catalent, dated ___________, 2010 (the “Letter Agreement”), I hereby elect to receive (x) [For the 2011 Fiscal Year—50%][For any other Fiscal Year—__%] of any such Annual Bonus in cash and (y) the remaining [For the 2011 Fiscal Year—50%][For any other Fiscal Year—__%] of any such Annual Bonus in the form of restricted stock units pursuant to a restricted stock unit award agreement in the form of Exhibit A to the Letter Agreement.

I understand that (i) to the extent I make no election under this election form, the Annual Bonus, if any, in respect of the 20__ fiscal year will be paid to me solely in cash pursuant to the terms and conditions of the Employment Agreement and (ii) the election I have made above may not be amended or revoked unless such amendment or revocation complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

Acknowledged and Agreed this __ day of ___________, 20__.

____________________________

John R. Chiminski